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                                                                   Exhibit a(ii)
                              ARTICLES OF AMENDMENT

                          SCUDDER RREEF REIT FUND, INC.

                  Scudder RREEF REIT Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

                  FIRST: Article II of the Articles of Incorporation of the Corporation is amended to read as follows:

                                   "ARTICLE II

                                      NAME

                  The name of the corporation is Scudder RREEF Real Estate Fund, Inc. (the "Corporation")."

                  SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. No stock entitled to be voted on the amendment was outstanding or subscribed for at the time of approval.

                  IN WITNESS WHEREOF, the undersigned officers have executed these Articles of Amendment on behalf of the Corporation and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and state that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE:  September 24, 2002                   -----------------------------------
                                            William Glavin
                                            President
ATTEST:

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Bruce Rosenblum
Assistant Secretary